UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 8, 2010
Symantec Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

350 Ellis Street, Mountain View, CA (Address of Principal Executive Offices)	94043 (Zip Code)
Registrant’s Telephone Number, Including Area Code (650) 527-8000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 8, 2010, Symantec Corporation (the “Company”) entered into a $1 billion senior unsecured revolving credit facility that expires on September 8, 2014 with the lenders party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Citibank, N.A., as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents, and Wells Fargo Securities, LLC, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Bookrunners and Joint Lead Arrangers (the “Credit Agreement”). The Credit Agreement is the successor to the Prior Credit Facility (as defined below), which was terminated on September 8, 2010. At the closing, the Company did not borrow any funds under the Credit Agreement.
     The Credit Agreement provides that the Company may borrow up to $1.0 billion under revolving loans and up to $20 million under short-term swing loans. The Company has agreed to pay the Lenders a facility fee at a rate per annum that varies based on the Company’s leverage ratio, as defined in the Credit Agreement (the “Consolidated Leverage Ratio”).
     Revolving loans under the Credit Agreement bear interest, at the Company’s option, at either a rate equal to (x) the bank’s base rate plus a margin based on the Consolidated Leverage Ratio (the “Alternate Base Rate”), or (y) a rate equal to LIBOR plus a margin based on the Consolidated Leverage Ratio (the “Adjusted LIBO Rate”). Under the Credit Agreement, the Company may select an interest period of one, two, three or six months (or with the consent of each of the Lenders, nine or twelve months) for each loan if the Adjusted LIBO Rate is chosen.
     Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than September 8, 2014, subject to extension as provided for in the Credit Agreement. Accrued interest with respect to such principal amounts is payable in arrears at the end of the applicable interest period but at least every three months or, if the applicable rate of interest on any principal amount under the Credit Agreement is the Alternate Base Rate, on the last day of each March, June, September and December. The Company may optionally prepay loans under the Credit Agreement at any time, without penalty, subject to reimbursement of certain costs in the case of borrowings that bear interest at the Adjusted LIBO Rate.
     The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default under which the Company’s payment obligations may be accelerated and the interest rate applicable to any borrowings will increase by 200 basis points, including among others, non payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants (including a covenant that the Company maintain a ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization) of not more than 3 to 1), cross defaults with certain other indebtedness, certain undischarged judgments, bankruptcy, insolvency or inability to pay debts, the occurrence of certain ERISA events, or the Company experiences a change of control described in the Credit Agreement. The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s U.S. subsidiaries pursuant to a Subsidiary Guaranty attached to the Credit Agreement.
     In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement. Further, Citibank, N.A., a Lender, is party to certain convertible note hedge transactions and warrant transactions with the Company.
     Item 1.02 Termination of a Material Definitive Agreement
     In connection with its entry into the Credit Agreement, Symantec terminated its five-year $1 billion senior unsecured revolving credit facility, dated July 12, 2006, with the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Morgan Stanley Bank and UBS Loan Finance LLC, as Co-Documentation Agents, and J.P. Morgan Securities Inc.

and Citigroup Global Markets Inc., as Joint Bookrunners and Joint Lead Arrangers (the “Prior Credit Facility”). No borrowings were outstanding at the termination of the Prior Credit Facility.
     In the ordinary course of their respective businesses, certain of the lenders under and the other parties to the Prior Credit Facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement. Further, Citibank, N.A., an affiliate of a lender under the Prior Credit Facility, is party to certain convertible note hedge transactions and warrant transactions with the Company.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On September 8, 2010, Symantec entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
Date: September 13, 2010	By:	/s/ Scott C. Taylor
		Name:	Scott C. Taylor
		Title:	Executive Vice President, General Counsel and Secretary